EXHIBIT 99.1

Zynex Provides Updated Guidance for the Second Quarter 2015

Electrotherapy revenue stable while compound pharmacy revenue falls short

LONE TREE, Colo. – June 12, 2015 - Zynex, Inc. (OTCQB: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, neurological diagnostics, and compound pharmacy, announced today it currently expects revenue for the quarter ending June 30, 2015 to be higher than revenue reported in the first quarter of 2015 and be in the range of $3.2 million to $3.5 million. The lower estimate is primarily the result of notification from TRICARE, the health care program for uniformed service members, that it would no longer accept claims related to compound transdermal pain creams.

Thomas Sandgaard, Zynex CEO stated: “We are disappointed with the decision by TRICARE to no longer cover compound transdermal pain creams. TRICARE has been a significant source of reimbursement for our Pharmazy business. We have recently begun offering patients an alternative pain relief product that we expect will adjudicate well with third party payors. While the lower revenue will delay the Company’s return to positive income from operations, we expect to report a smaller loss in the second quarter compared to the first quarter.”

Sandgaard went on to say: “While growth in the Pharmazy business has been hampered by the TRICARE issue, our core electrotherapy business remains stable and we continue to see positive momentum in demand for our NexWave product.”

About Zynex

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex’s product lines are fully developed, FDA-cleared and commercially sold world-wide. Zynex also operates a non-sterile compound pharmacy providing topical and transdermal pain creams. Zynex is also developing a new blood volume monitor for use in hospitals and surgery centers.

For additional information, please visit:  www.zynex.com

Safe Harbor Statement

Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain additional capital or augment our liquidity in order to continue our business, the success of our compound pharmacy and international expansion efforts, our ability to engage additional sales representatives, the success of such additional sales representatives, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the uncertain outcome of pending material litigation and other risks described in our filings with the Securities and Exchange Commission including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014.